Exhibit 99.1

INNOSPEC REPORTS FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Record sales for the quarter and full year; Strong Q4 sales growth in Fuel Specialties and Oilfield Services

Gross margin improvements in Performance Chemicals and Oilfield Services

GAAP EPS $0.83 impacted by US Tax Reform; Adjusted EPS of $1.62 a new quarterly record

Excellent cash generation; Net debt reduced by $49.0 million from last quarter to $87.8 million

Englewood, CO – February 19, 2019 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and full year ended December 31, 2018.

Total revenues for the fourth quarter were $395.0 million, a 12 percent increase from $353.8 million in the corresponding period last year.

Net income for the quarter was $20.4 million or $0.83 per diluted share compared to a net loss of $4.8 million or $0.20 loss per diluted share for the fourth quarter of 2017 with both periods including a tax charge due to U.S. Tax Reform. Adjusted EBITDA for the quarter was $55.1 million the same as the comparable period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the fourth quarter was $1.62 per diluted share, compared to $1.47 per diluted share a year ago. Innospec closed the year with net debt of $87.8 million, down substantially from $136.8 million at the end of the third quarter. The Company paid its semi-annual dividend of $0.45 per common share in the quarter.

Innospec generated significant cash during the quarter, with net cash provided by operating activities of $69.8 million before capital expenditures of $9.3 million.

Adjusted EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended December 31, 2018			Quarter ended December 31, 2017
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net (loss)/ income	Diluted EPS
Reported GAAP amounts	$42.0	$20.4	$0.83	$40.2	$(4.8)	$(0.20)

Tax charge due to U.S. Tax Reform	—	12.3	0.50	—	40.6	1.65
Amortization of acquired intangible assets	4.7	3.7	0.15	5.5	3.7	0.15
Restructuring charge	2.3	1.2	0.05	—	—	—
Adjustment of income tax provisions	—	1.1	0.05	—	—	—
Foreign currency exchange losses/(gains)	0.7	0.6	0.02	(3.7)	(3.3)	(0.13)
Acquisition related costs	0.7	0.6	0.02	—	—	—
Profit on disposal of subsidiary	—	—	—	(0.1)	(0.1)	—

	8.4	19.5	0.79	1.7	40.9	1.67

Adjusted non-GAAP amounts	$50.4	$39.9	$1.62	$41.9	$36.1	$1.47

For the full year, total revenues of $1.48 billion increased 13 percent from $1.31 billion in 2017. Net income for 2018 was $85.0 million or $3.45 per diluted share compared to the prior year net income of $61.8 million, or $2.52 per diluted share, and include a $12.3 million and $40.6 million tax charge due to U.S. Tax Reform, respectively. Adjusted EBITDA for the year was $187.4 million, similar to 2017, despite the decline in Octane Additives and the restructuring charge associated with the closure of our site at Everberg, Belgium. Special items decreased net income for the full year by $33.9 million, or $1.38 per diluted share; in 2017, similar items decreased net income by $52.5 million, or $2.14 per diluted share.

	Year ended December 31, 2018			Year ended December 31, 2017
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$131.6	$85.0	$3.45	$128.1	$61.8	$2.52

Amortization of acquired intangible assets	18.8	14.9	0.61	20.7	13.6	0.56
Tax charge due to U.S. Tax Reform	—	12.3	0.50	—	40.6	1.65
Restructuring charge	7.1	5.1	0.21	—	—	—
Acquisition related costs	0.7	0.6	0.02	—	—	—
Adjustment of income tax provisions	—	0.5	0.02	—	(0.5)	(0.02)
Foreign currency exchange losses/(gains)	0.6	0.5	0.02	(6.6)	(5.2)	(0.21)
Foreign exchange loss on liquidation of subsidiary	—	—	—	1.8	1.8	0.07
Fair value acquisition accounting	—	—	—	1.7	1.3	0.05
Loss on disposal of subsidiary	—	—	—	0.9	0.9	0.04

	27.2	33.9	1.38	18.5	52.5	2.14

Adjusted non-GAAP amounts	$158.8	$118.9	$4.83	$146.6	$114.3	$4.66

Commenting on the fourth quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“We are pleased with our overall performance for the fourth quarter and more importantly, for the full year of 2018. We continued to deliver growth in our portfolio as we managed the expected decline of our Octane Additives business.”

“We set a sales record of $395.0 million for the fourth quarter up 12 percent on last year and $1.48 billion for the full year which is up 13 percent over 2017. We have also been able to manage costs in an inflationary environment, which has resulted in adjusted EPS of $1.62 again a quarterly record for Innospec.”

“As we anticipated, cash flow in the quarter was significantly improved, with an operating cash inflow of $69.8 million. This has resulted in a major reduction of our year end leverage and as of year end we were operating at around 0.5 times adjusted EBITDA.”

“Fuel Specialties had a strong fourth quarter, with good volume growth driving an overall 11 percent improvement in sales. Gross margins were within our expected range but at the lower end. Costs have been well controlled and this business continues to deliver reliable long-term profitability. We have a number of organic growth projects which we believe are progressing very well and we expect they will help deliver further growth in 2019 and beyond.”

“Performance Chemicals sales growth was more in line with the market in the fourth quarter finishing the full year up by 12 percent over 2017. We continue to deliver benefits from our focus on gross margin improvement, which was up 1.7 percentage points on the same quarter last year.”

“Our recent track record of good sales growth continued through the fourth quarter in Oilfield Services despite the pressure on crude oil prices. Sales were up 36 percent for the quarter bringing the full year to a 32 percent improvement over 2017. We also delivered further expansion in gross margin both sequentially and compared to last year. This translated into a substantial increase in operating income, with the full year more than double the figure delivered in 2017.”

“As we previously indicated, Octane Additives received and delivered one order in the quarter and sales were $14.1 million with the full year a little over half of 2017. This has been very much in line with our expectations. The outlook for this business is unchanged and we have no orders on hand, but expect one further order in the first half of 2019.”

Revenues in Fuel Specialties for the quarter were $162.0 million, an 11 percent increase from $146.0 million in last year’s fourth quarter. Volumes grew by 13 percent, offset by an adverse currency impact of 2 percent. Revenue growth was good in all regions with the Americas leading the way delivering a 16 percent improvement. Gross margins were at the lower end of the expected range at 32.8 percent, largely driven by a weaker sales mix but strong cost control ensured the operating income for the quarter was up 12 percent on prior year. For the full year, revenues were up 10 percent to $574.5 million and operating income was up 8 percent at $116.3 million.

In Performance Chemicals, revenues of $110.4 million increased from $109.8 million in the fourth quarter last year. Revenues grew by 1 percent as volume growth of 7 percent was offset by a price/mix effect of 4 percent and a negative currency impact of 2 percent. The segment’s overall gross margin of 20.8 percent for the quarter improved by 1.7 percentage points compared to a year ago. Operating income for the quarter was $10.5 million broadly the same as the fourth quarter of 2017. For the full year, revenues increased 12 percent to $468.1 million and operating income increased by 37 percent to $44.7 million.

Revenues in Oilfield Services for the quarter were $108.5 million, up 36 percent on the fourth quarter of 2017, driven by increased customer activity, despite declining crude oil prices. Volume growth of 29 percent was augmented by a favorable price/mix impact of 7 percent. Gross margins improved to 34.0 percent up from 33.0 percent in the same period last year and up 1.9 percentage points sequentially. Operating income was $8.0 million for the quarter, compared to $1.0 million in the same quarter last year. For the full year, revenues were $400.6 million up 32 percent from $304.4 million a year ago and operating income was $22.1 million which has more than doubled from $9.5 million in 2017.

Octane Additives’ revenues for the fourth quarter were $14.1 million, compared to $18.1 million a year ago, as we completed the latest order from our one remaining customer. Gross margin for the quarter was 25.5 percent reflecting the sale of higher cost inventory driven by lower production volumes. Operating income was $3.4 million compared to last year’s $7.5 million. For the year, Octane Additives’ revenues were $33.7 million a 43 percent decrease from last year, and its operating income was $9.9 million compared to $26.7 million a year ago.

Corporate costs for the quarter were in our expected range at $12.3 million, down $1.2 million from $13.5 million last year. The full year effective tax rate was 35.4 percent and as expected the adjusted effective tax rate, primarily excluding the one off effects of U.S. Tax Reform, was 23.7 percent. Income tax expense was $21.6 million for the quarter compared to $45.0 million for the fourth quarter of 2017 and both periods include the impact of the U.S. Tax Reform Act. The full year charge was $46.6 million compared to $66.3 million for 2017, which also includes the effects of U.S. Tax Reform.

For the quarter net cash provided by operating activities was $69.8 million compared to $47.5 million a year ago. For the full year, net cash provided by operating activities was $104.9 million, compared to $82.7 million during 2017. At year-end, Innospec had $123.1 million in cash and cash equivalents and total debt of $210.9 million, resulting in net debt of $87.8 million, down 35 percent from $134.1 million a year ago.

Mr. Williams concluded,

“This has been a very good quarter to conclude a very good year in which Innospec continued its profitable growth.”

“With record sales in all our strategic businesses, we have delivered our highest ever earnings per share despite the expected, but significant, decline in our Octane Additives business. Our adjusted EPS, excluding Octane Additives, was up 25 percent on the same period last year.”

“While the adjusted EBITDA for the quarter was unchanged, the underlying business excluding Octane Additives and the restructuring charge showed an improvement of 14 percent, with a similar picture for the full year.”

“All of our strategic businesses have performed well. Fuel Specialties has delivered solid volume growth, while the focus on margin improvements in Performance Chemicals has improved profitability as we anticipated. Oilfield Services has not only shown continued good volume growth, but has also improved margins, which has translated into a substantial improvement in operating income, right in line with our expectations.”

“This was always going to be a challenging year for cash flow. Working capital was needed to support the sales growth and we had increased fixed capital expenditures aligned to the organic growth projects which we have identified and communicated. Despite these needs, we have ended the year with our net debt down to around 0.5x adjusted EBITDA, which we feel demonstrates the strength of our business and our balance sheet.”

“Our strategy is very firmly on track. We believe we have several significant organic growth opportunities which, together with potential acquisition options, will deliver further shareholder value. 2019 has the potential to bring some very tough challenges driven by the instability in the geopolitical environment. Innospec has created a very solid foundation from which we believe we can rise to those challenges and continue to deliver positive growth.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net debt. Adjusted EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and acquisition fair value adjustments. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, tax charge due to U.S. Tax Reform, restructuring charge, acquisition related costs, adjustment of income tax provisions, foreign currency exchange losses/(gains), foreign exchange loss on liquidation of subsidiary, fair value acquisition accounting and (profit)/loss on disposal of subsidiary. Net debt is total debt less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of adjusted EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2000 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31		Twelve Months Ended December 31

(in millions, except share and per share data)	2018	2017	2018	2017
Net sales	$395.0	$353.8	$1,476.9	$1,306.8
Cost of goods sold	(278.3)	(245.3)	(1,041.9)	(903.5)

Gross profit	116.7	108.5	435.0	403.3

Operating expenses:
Selling, general and administrative	(63.2)	(63.8)	(261.0)	(244.2)
Research and development	(8.3)	(7.6)	(33.4)	(31.4)
Restructuring charge	(2.3)	—	(7.1)	—
Profit/(loss) on disposal of subsidiary	—	0.1	—	(0.9)
Foreign exchange loss on liquidation of subsidiary	—	—	—	(1.8)

Total operating expenses	(73.8)	(71.3)	(301.5)	(278.3)

Operating income	42.9	37.2	133.5	125.0
Other income, net	0.7	4.9	5.0	11.3
Interest expense, net	(1.6)	(1.9)	(6.9)	(8.2)

Income before income taxes	42.0	40.2	131.6	128.1
Income taxes	(21.6)	(45.0)	(46.6)	(66.3)

Net income/(loss)	$20.4	$(4.8)	$85.0	$61.8

Earnings per share:
Basic	$0.84	$(0.20)	$3.48	$2.56
Diluted	$0.83	$(0.20)	$3.45	$2.52

Weighted average shares outstanding (in thousands):
Basic	24,424	24,234	24,401	24,148
Diluted	24,569	24,583	24,603	24,486

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2018	2017	2018	2017
Net sales:
Fuel Specialties	$162.0	$146.0	$574.5	$523.8
Performance Chemicals	110.4	109.8	468.1	419.5
Oilfield Services	108.5	79.9	400.6	304.4
Octane Additives	14.1	18.1	33.7	59.1

	395.0	353.8	1,476.9	1,306.8

Gross profit:
Fuel Specialties	53.2	52.3	195.0	188.2
Performance Chemicals	23.0	21.0	97.5	75.8
Oilfield Services	36.9	26.4	130.4	109.3
Octane Additives	3.6	8.8	12.1	30.0

	116.7	108.5	435.0	403.3

Operating income:
Fuel Specialties	35.6	31.7	116.3	107.7
Performance Chemicals	10.5	10.4	44.7	32.6
Oilfield Services	8.0	1.0	22.1	9.5
Octane Additives	3.4	7.5	9.9	26.7
Corporate costs	(12.3)	(13.5)	(52.4)	(48.8)

	45.2	37.1	140.6	127.7
Restructuring charge	(2.3)	—	(7.1)	—
Profit/(loss) on disposal of subsidiary	—	0.1	—	(0.9)
Foreign exchange loss on liquidation of subsidiary	—	—	—	(1.8)

Total operating income	$42.9	$37.2	$133.5	$125.0

Schedule 2B

NON-GAAP MEASURES	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2018	2017	2018	2017
Net income/(loss)	$20.4	$(4.8)	$85.0	$61.8
Interest expense, net	1.6	1.9	6.9	8.2
Income taxes	21.6	45.0	46.6	66.3
Depreciation and amortization:
Fuel Specialties	0.9	1.1	3.8	4.7
Performance Chemicals	4.8	4.9	19.4	17.5
Oilfield Services	4.3	4.6	17.0	18.3
Octane Additives	0.3	0.3	1.2	0.9
Corporate costs	1.2	2.1	7.5	8.3
Fair value acquisition accounting	—	—	—	1.7

Adjusted EBITDA	55.1	55.1	187.4	187.7

Adjusted EBITDA:
Fuel Specialties	36.5	32.8	120.1	112.4
Performance Chemicals	15.3	15.3	64.1	51.8
Oilfield Services	12.3	5.6	39.1	27.8
Octane Additives	3.7	7.8	11.1	27.6
Corporate costs	(11.1)	(11.4)	(44.9)	(40.5)

	56.7	50.1	189.5	179.1
Restructuring charge	(2.3)	—	(7.1)	—
Profit/(loss) on disposal of subsidiary	—	0.1	—	(0.9)
Foreign exchange loss on liquidation of subsidiary	—	—	—	(1.8)
Other income, net	0.7	4.9	5.0	11.3

Adjusted EBITDA	$55.1	$55.1	$187.4	$187.7

Adjusted EBITDA by segment includes operating income relating to the segments, excluding depreciation, amortization and the fair value acquisition accounting relating to Performance Chemicals.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2018	December 31, 2017
Assets

Current assets:
Cash and cash equivalents	$123.1	$90.2
Trade and other accounts receivable	279.7	244.5
Inventories	248.0	209.8
Prepaid expenses	11.6	13.1
Prepaid income taxes	1.5	2.8
Other current assets	—	1.1

Total current assets	663.9	561.5

Net property, plant and equipment	196.4	196.0
Goodwill	364.9	361.8
Other intangible assets	136.3	163.3
Deferred tax assets	8.8	6.5
Pension asset	95.9	116.0
Other non-current assets	7.2	5.1

Total assets	$1,473.4	$1,410.2

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$126.8	$117.9
Accrued liabilities	132.1	104.1
Current portion of long-term debt	21.4	15.8
Current portion of finance leases	1.8	2.7
Current portion of plant closure provisions	5.9	5.2
Current portion of accrued income taxes	8.6	15.8

Total current liabilities	296.6	261.5

Long-term debt, net of current portion	186.2	202.6
Finance leases, net of current portion	1.5	3.2
Plant closure provisions, net of current portion	43.6	40.9
Accrued income taxes, net of current portion	40.0	41.7
Unrecognized tax benefits, net of current portion	14.0	2.5
Deferred tax liabilities	48.2	45.0
Pension liabilities and post-employment benefits	15.7	16.5
Other non-current liabilities	2.1	2.0
Equity	825.5	794.3

Total liabilities and equity	$1,473.4	$1,410.2

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31
(in millions)	2018	2017
Cash Flows from Operating Activities

Net income	$85.0	$61.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	49.6	50.4
Deferred taxes	5.5	(6.7)
Loss on disposal of subsidiary	—	0.9
Foreign exchange loss on liquidation of subsidiary	—	1.8
Cash contributions to defined benefit pension plans	(1.0)	(1.0)
Non-cash movements on defined benefit pension plans	(4.3)	(3.6)
Stock option compensation	4.9	4.1
Changes in working capital	(43.4)	(72.2)
Movements in accrued income taxes	(6.1)	47.5
Movements in plant closure provisions	3.6	3.8
Movements in unrecognized tax benefits	11.5	(0.5)
Movements in other assets and liabilities	(0.4)	(3.6)

Net cash provided by operating activities	104.9	82.7

Cash Flows from Investing Activities

Capital expenditures	(28.9)	(23.3)
Business combinations, net of cash acquired	(5.4)	2.6
Acquisition of intangible asset	—	(4.2)
Internally developed software	(1.2)	(4.7)

Net cash used in investing activities	(35.5)	(29.6)

Cash Flows from Financing Activities

Net receipt/(repayment) of revolving credit facility	5.0	(40.0)
Repayment of term loans	(16.5)	(11.0)
Repayment of finance leases	(2.7)	(2.5)
Dividend paid	(21.7)	(18.6)
Issue of treasury stock	1.1	6.8
Repurchase of common stock	(1.4)	(1.1)

Net cash used in financing activities	(36.2)	(66.4)
Effect of foreign currency exchange rate changes on cash	(0.3)	1.6

Net change in cash and cash equivalents	32.9	(11.7)
Cash and cash equivalents at beginning of year	90.2	101.9

Cash and cash equivalents at end of year	$123.1	$90.2

Amortization of deferred finance costs of $0.7 million (2017 - $0.7 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.